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EXHIBIT 10.01

AMENDMENT NO. 1
TO THE
WELLPOINT 401(k) RETIREMENT SAVINGS PLAN
(As Amended Through January 1, 2001)

    The WellPoint 401(k) Retirement Savings Plan is amended effective as of June 1, 2001 as follows:

    1.  A new Section 3.16 is added to Article III to read:

      Each individual employed by Blue Cross and Blue Shield of Georgia, Inc. ("BCBSGA") on May 31, 2001 who becomes an Eligible Employee in connection with the merger of the Blue Cross and Blue Shield of Georgia, Inc. Tax-Favored Savings Program (the "Georgia Savings Program") into the Plan on June 1, 2001 (the "Plan Merger Date") will receive credit under the Plan for all service with BCBSGA completed prior to the Plan Merger Date, provided, however, that no such Eligible Employee will be eligible for the Grandfathered Match implemented in 1997 regardless of his or her aggregated service.

    2.  "Appendix VII: Participating Companies" is amended to include Blue Cross and Blue Shield of Georgia, Inc.

    3.  A new Appendix XI is added at the end of the Plan to read:

APPENDIX XI:
MERGER OF BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.
TAX-FAVORED SAVINGS PROGRAM

  The Blue Cross and Blue Shield of Georgia, Inc. Tax-Favored Savings Program (the "Georgia Savings Program") is merged into the Plan effective as of 11:59 p.m. on May 31, 2001. Assets and liabilities of the Georgia Savings Program, together with the assets and liabilities of this Plan, constitute a single plan within the meaning of Code Section 414(l) as of June 1, 2001 (the "Plan Merger Date"). Unless otherwise expressly provided herein, the rights and benefits of a participant in the Georgia Savings Program who terminated employment with Blue Cross and Blue Shield of Georgia, Inc. ("BCBSGA") on or prior to May 31, 2001 are determined in accordance with the provisions of the Georgia Savings Program as in effect prior to June 1, 2001. References in the Plan to "Participant" as defined in Article II include each individual with an interest in the Georgia Savings Program without regard to his or her status as an Employee or former Employee (each a "Georgia Participant" for purposes of this Appendix). This Appendix XI is designed to preserve under the Plan any benefits that were accrued under the Georgia Savings Program prior to June 1, 2001 to the extent such benefits are protected under Code Section 411(d)(6). The provisions of the Plan apply to the benefits of employees and former employees of BCBSGA described in this Appendix subject to the restriction applicable to protected benefits described in the prior sentence and except to the extent modified by the terms of this Appendix. In the event of a conflict, the provisions of this Appendix will control.

        1.01 Eligibility. Notwithstanding anything to the contrary in the Plan, each individual employed by BCBSGA on May 31, 2001 who is an Employee on the Plan Merger Date will be eligible to participate in the Plan on June 1, 2001, provided that he or she otherwise satisfies the Plan's eligibility requirements. In no event will any such individual's Salary Deferral Contribution election apply to Compensation earned prior to June 1, 2001.

        1.02 Matching Contributions. For purposes of determining the six percent (6%) limit on Matching Contributions, only Compensation that a Georgia Participant earns on and after the

    Plan Merger Date while eligible for Matching Contributions under the Plan will be taken into account.

        1.03 Distribution on Disability. If a Georgia Participant becomes disabled (as defined under the Georgia Savings Program as in effect at May 31, 2001) while an Employee, he or she may withdraw the portion of his or her Account attributable to benefits accrued under the Georgia Savings Program prior to the Plan Merger Date in a lump sum.

        1.04 Full Vesting. Each Georgia Participant who is an Employee as of the Plan Merger Date will be fully vested in his or her Account, including in the benefits accrued under the Georgia Savings Program.

        1.05 Restoration of Forfeitures. If the nonvested part of a former Georgia Participant's account was forfeited following a distribution of the vested part upon termination of employment prior to the Plan Merger Date, such nonvested part will be restored as follows. If the former BCBSGA employee becomes an Eligible Employee within the applicable time limit on or after the Plan Merger Date, and repays the amount of the prior distribution within the applicable time limit, the nonvested part that was previously forfeited will be restored (without interest), and the entire account will be fully vested. The former employee must become an Eligible Employee before incurring five consecutive one-year breaks in service (as determined under the Georgia Savings Program as in effect at May 31, 2001) and make the repayment within five years of the date of his or her employment as an Eligible Employee. If a former BCBSGA employee who terminated employment prior to the Plan Merger Date becomes an Eligible Employee prior to incurring five consecutive one-year breaks-in-service, and did not receive a distribution at his or her prior termination of employment, any nonvested part of his or her Account that was previously forfeited will automatically be restored, and the entire Account will be fully vested. Funds for restoring forfeited amounts under this Section will be drawn from a special contribution to the Plan to be made by the appropriate Participating Company, as determined by the Committee. The special contribution will not be subject to the limitations under the Internal Revenue Code Section 415.

        1.06 Use of Forfeitures. Any forfeitures existing under the Georgia Savings Program at the Plan Merger Date will be applied against Matching Contributions.

        1.07 Previous Authorizations. All distributions in progress, outstanding loans and hardship distributions initiated under the Georgia Savings Program, except as provided to the contrary in this Appendix, will be administered under the Plan as of the Plan Merger Date.

    IN WITNESS WHEREOF, WellPoint Health Networks Inc. caused this Amendment to be executed this 8th day of May, 2001.

WELLPOINT HEALTH NETWORKS INC.
By:	/s/ THOMAS C. GEISER Thomas C. Geiser Executive Vice President

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EXHIBIT 10.01
AMENDMENT NO. 1 TO THE WELLPOINT 401(k) RETIREMENT SAVINGS PLAN (As Amended Through January 1, 2001)